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Exhibit 99.3

Letter to Clients

Regarding the Amended Offers to Exchange

12% Senior Notes due 2004
of Grupo TMM, S.A. (Unconditionally Guaranteed on a Senior Basis by TMM Holdings, S.A. de C.V.)

For outstanding 9 1/2% Notes due 2003 and 10 1/4% Notes due 2006
Of Grupo TMM, S.A.

And

Solicitations of Consents to Amend the Related Indentures

Pursuant to the Prospectus Dated April     •    , 2003

THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS FOR AND WITH RESPECT TO THE EXISTING NOTES WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY     •    , 2003, UNLESS EXTENDED BY GRUPO TMM, S.A. IN ITS SOLE DISCRETION (SUCH TIME AND DATE, AS MAY BE EXTENDED, THE "EXPIRATION DATE").

                        , 2003

To Our Clients:

        We are enclosing for your consideration a prospectus, dated April     •    , 2003 (the "Prospectus"), and the related letter of transmittal (the "letter of transmittal"), that together constitute Grupo TMM, S.A.'s (the "company") amended offers to exchange, for each $1,000 principal amount of the company's outstanding 9 1/2% Notes due 2003, referred to as the "2003 notes," of which $176,875,000 aggregate principal amount is outstanding, and for each $1,000 principal amount of the company's outstanding 10 1/4% Notes due 2006, referred to as the "2006 notes," of which $200,000,000 aggregate principal amount is outstanding, $1,000 principal amount of the company's unissued 12% Senior Notes due 2004, referred to as the "new notes," plus accrued interest. The 2003 notes and the 2006 notes are collectively referred to as the "existing notes."

        The company is also soliciting consents from holders of the 2003 notes and the 2006 notes to amend and/or waive some provisions of the indentures governing those existing notes.

        In conjunction with the amended Exchange Offers, the Company has returned all previously tendered Existing Notes. Any tender prior to April     •    , 2003 is null and void. If you wish to participate in the Exchange Offers, you must tender your notes on or after April     •    , 2003, even if those notes have been previously tendered for exchange. Tenders for exchange of Existing Notes that are made on or after April     •    , 2003 are irrevocable and may not be withdrawn.

        The exchange offers and the consent solicitations are conditioned, among other things, on the receipt of tenders of at least 85% of the aggregate principal amount of the 2003 notes and at least a majority of the aggregate principal amount of the 2006 notes outstanding.

        The primary purpose of the exchange offers is to provide us with sufficient time to continue to pursue asset sales, refinancings or existing investments in the Company and its subsidiaries to allow us to generate sufficient proceeds to repay the existing notes and our other obligations. The purpose of the consent solicitations is to amend the indentures governing the existing notes to permit, among other things, our planned asset sales.

        We are forwarding the materials relating to the exchange offers to you as the beneficial owner of outstanding existing notes carried by us for your account or benefit but not registered in your name. A tender of any outstanding existing notes may only be made by us as the registered holder and pursuant to your instructions.

        Accordingly, we request instructions as to whether you wish us to tender any or all such outstanding existing notes held by us for our account or benefit pursuant to the terms and conditions set forth in the prospectus and the letter of transmittal. We urge you to read carefully the prospectus and the letter of transmittal provided herewith before instructing us to tender your outstanding existing notes. The letter of transmittal is furnished to you for your information only and cannot be used by you to exchange outstanding existing notes held by us for your account or benefit.

        Your instructions to us should be forwarded as promptly as possible in order to permit us to tender outstanding existing notes on your behalf in accordance with the provisions of the exchange offers.

        Your attention is directed to the following:

  1.
  The exchange offers are for all existing notes;

  2.
  You will receive for each $1,000 principal amount of existing notes that you tender $1,000 principal amount of new notes, which mature on May 15, 2004;

  3.
  The exchange offers are subject to certain conditions set forth in the prospectus in the section captioned "The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers;"

  4.
  Any transfer taxes incident to the transfer of existing notes from the holder to the company will be paid by the company, except as otherwise provided in the instructions in the letter of transmittal;

  5.
  The exchange offer expires at 5:00 p.m., New York City time, on May     •    , 2003, unless extended by the company; and

  6.
  You may not withdraw your tender of the existing notes and revoke the consents at any time after April     •    , 2003.

        If you wish to have us tender your old notes and deliver the corresponding consents, please so instruct us by completing, executing and returning to us the instruction form on the next page. The letter of transmittal is furnished to you for your information only and may not be used directly by you to tender existing notes and deliver the consent.

LETTER OF INSTRUCTION

        The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the exchange offers and consent solicitations made by Grupo TMM, S.A. with respect to its existing notes.

        This will instruct you to tender the existing notes held by you for the account of the undersigned and to deliver the undersigned's consent with respect to the existing notes, pursuant to the terms and conditions set forth in the prospectus and the letter of transmittal and consent.

        Please tender all the existing notes held by you for the account of the undersigned and deliver the corresponding consents as indicated below:

Aggregate Principal Amount of Existing Notes Tendered

Grupo TMM, S.A. 9 1/2% Notes due 2003, CUSIP No. 893868AA7
Grupo TMM, S.A. 10 1/4% Notes due 2006, CUSIP No. 893868AC3

Dated:                        , 2003

Signature(s)

Please Print Name(s) Here

Address(es)
Area Code and Telephone Number
Tax Identification or Social Security No(s).

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LETTER OF INSTRUCTION
Aggregate Principal Amount of Existing Notes Tendered